Exhibit 10.20

PARSONS CORPORATION

FIRST AMENDMENT

Dated as of August 10, 2018

to the

NOTE PURCHASE AGREEMENT

Dated as of May 9, 2014

RE: $50,000,000 4.44% Senior Notes, Series A, due JULY 15, 2021

        $100,000,000 4.98% Senior Notes, Series B, due JULY 15, 2024

      $60,000,000 5.13% Senior Notes, Series C, due JULY 15, 2026

      $40,000,000 5.38% Senior Notes, Series C, due JULY 16, 2029

FIRST AMENDMENT TO THE NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT dated as of August 10, 2018 (the “First Amendment”) to the Note Purchase Agreement dated as of May 9, 2014 is between PARSONS CORPORATION, a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

RECITALS:

A. The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of May 9, 2014 (the “Note Purchase Agreement”). The Company has heretofore issued (i) $50,000,000 aggregate principal amount of its 4.44% Senior Notes, Series A, due July 15, 2021 (the “Series A Notes”), (ii) $100,000,000 aggregate principal amount of its 4.98% Senior Notes, Series B, due July 15, 2024 (the “Series B Notes”), (iii) $60,000,000 aggregate principal amount of its 5.13% Senior Notes, Series C, due July 15, 2026 (the “Series C Notes”) and (iv) $40,000,000 aggregate principal amount of its 5.38% Senior Notes, Series D, due July 15, 2029 (the “Series D Notes”; collectively with the Series A Notes, the Series B Notes and the Series C Notes, the “Notes”) pursuant to the Note Purchase Agreement. The Noteholders are the holders of at least 51% of the outstanding principal amount of the Notes.

B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

Section 1.1. Section 7.1(c) of the Note Purchase Agreement shall be and is hereby amended to read as follows:

“(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and

(ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder ), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;”

Section 1.2. Section 9.7(c) of the Note Purchase Agreement shall be and is hereby amended to read as follows:

“(c) Subject to the requirements of Section 9.7(a), (i) in the event that a Subsidiary Guarantor is no longer a borrower, co-obligor or guarantor or jointly liable under any Material Credit Facility, at the election of the Company and by written notice to each holder of Notes, any such Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person and (ii) in the event that a Subsidiary is no longer a borrower, co-obligor or guarantor or jointly liable under any Material Credit Facility, and the Company had previously elected, in lieu of such foreign Subsidiary becoming a Guarantor Subsidiary under a Subsidiary Guaranty, to deliver a pledge of stock in such Subsidiary (as contemplated by Section 6.10 of the Credit Agreement), at the election of the Company and by written notice to each holder of Notes, the Company and any applicable domestic Subsidiary may be discharged from all of its obligations and liabilities under its applicable pledge agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person, provided, in the case of each of clauses (i) and (ii), that (A) after giving effect to such release no Default or Event of Default shall have occurred and be continuing, (B) no amount is then due and payable under such Subsidiary Guaranty or pledge agreement, as applicable, (C) each holder of Notes shall have received a certificate of a Responsible Officer to the foregoing effect and setting forth the information (including reasonably detailed computations) reasonably required to establish compliance with the foregoing requirements and (D) if any fee or other consideration is paid or given to any holder of Debt under any Material Credit Facility solely for the purpose of obtaining such release, other than the repayment of all or a portion of such Debt under such Material Credit Facility, each holder of a Note shall have received equivalent consideration (based upon the magnitude of the outstanding Notes compared to the magnitude of such Material Credit Facility) on a pro rata basis.”

Section 1.3. Section 9.8 of the Note Purchase Agreement shall be and is hereby amended to read as follows:

“Section 9.8. Most Favored Lender Status. (a) If at any time a Material Credit Facility contains a financial covenant or a restricted payments or dividends covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) by the Company that is more favorable to the lenders under such Material Credit Facility than the covenants, definitions and/or defaults contained in this Agreement (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant. Such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Credit Facility, unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice of such More Favorable Covenant.

(b) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 9.8 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Material Credit Facility or such applicable Material Credit Facility ceases to be a Material Credit Facility or shall be terminated; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Material Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes.

(c) “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty Business Days after the inclusion of such More Favorable Covenant in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 9.8 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

(d) Notwithstanding the foregoing, for the avoidance of doubt, in no event shall this Section 9.8 operate to make any covenant contained in Section 10.6 or 10.7 of this Agreement less restrictive on the Company or their Subsidiaries than the covenants in effect as of the date of the First Amendment. Furthermore, the parties to this Agreement hereby acknowledge and agree that Section 7.12 (Restricted Payments) of the Credit Agreement constitutes a More Favorable Covenant that is an Incorporated Covenant as of the effective date of Amendment No. 1 and that the Company is not required to deliver a Most Favored Lender Notice with respect to such covenant.”

Section 1.4. Section 10.2 shall be and is hereby amended as follows:

(a) The “and” at the end of Section 10.2(c) shall shall be and hereby is deleted.

(b) The “.” at the end of Section 10.2(d) shall shall be and hereby is replaced with “; and”.

(c) The following shall be added as a new Section 10.2(e) of the Note Purchase Agreement:

“(e) the Company and any Subsidiary may sell, Transfer, or otherwise dispose of notes or accounts receivable not exceeding $150,000,000 in the aggregate in any fiscal year that are (a) at fair-market value (determined by the Company in the exercise of its reasonable business judgment) or at a market discount of not more than 20% and (b) without recourse to the Company and its Subsidiaries (other than a direct or indirect Wholly-Owned Subsidiary formed for the sole purpose of engaging in such sales and that engages in no business activities other than such sales (any such Wholly-Owned Subsidiary, an “SPV”)). For the avoidance of doubt, notwithstanding any provision of Section 10 to the contrary, any Lien or Debt incurred, assumed, existing, or arising in connection with or as a result of any sale, Transfer, or other disposition permitted by this Section 10.2(e) shall likewise be permitted.”

Section 1.5. Section 10.5(j) of the Note Purchase Agreement shall be and is hereby amended to read as follows:

“(j) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary; provided that (i) such Lien was not created in contemplation of such acquisition, and (ii) such Lien, to the extent not repaid or refinanced within twelve (12) months of the acquisition, shall not exceed the then applicable limitation for acquired or assumed Liens pursuant to any Material Credit Facility. For the avoidance of doubt, any such Liens in excess of the maximum allowable amount pursuant to this Section 10.5(j) shall nevertheless be permitted up to the available amount permitted pursuant to Section 10.5(m);”

Section 1.6. Section 10.6 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.6. Leverage Ratio. (a)The Company will not permit the Leverage Ratio as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Company, or at any other time, to exceed 3.00 to 1.00; provided that, at the request of the Company following a Material Permitted Acquisition (such request to be made in writing by the Company no later than the date on which a certificate is required to be delivered pursuant to Section 7.2(a) demonstrating the Leverage Ratio for the fiscal quarter during which such Material Permitted Acquisition occurred), such maximum permitted level shall be increased to 3.25 to 1.00 for such fiscal quarter and the next three succeeding fiscal quarters following the Material Permitted Acquisition (an “Elevated Compliance Period”); so long as:

(i) such level shall be reduced to 3.00:1:00 for at least two (2) full fiscal quarters prior to any subsequent Elevated Compliance Period; and further provided that there shall not be more than three (3) Elevated Compliance Periods during the life of this Agreement; and

(ii) the Company shall be obligated to pay Incremental Interest pursuant to and to the extent required under Section 10.6.

(b) If, during an Elevated Compliance Period, as of the end of any fiscal quarter (such date, the “Calculation Date”) the Leverage Ratio of the Company exceeds 3.00 to 1.00 (as applicable, “Elevated Leverage”), as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a) (such certificate, a “Compliance Certificate”), the interest rate payable on each series of Notes shall be increased, in accordance with this Section 10.6, by 0.50% per annum (the “Incremental Interest”); provided, however, that if any Compliance Certificate is not delivered for any fiscal quarter when due, then Elevated Leverage shall be deemed to exist for such fiscal quarter as of such required delivery date until such time as a Compliance Certificate for such period is delivered evidencing a Leverage Ratio equal to or less than 3.00 to 1.00.

(c) Incremental Interest for any fiscal quarter shall begin to accrue on the Incremental Interest Accrual Date (as defined below) for such quarter and shall cease to accrue on the Incremental Interest Termination Date (as defined below).

“Incremental Interest Accrual Date” means (a) the date on which the Purchasers or holders of the Notes receive a Compliance Certificate for any of the first three fiscal quarters in any fiscal year demonstrating Elevated Leverage (or Elevated Leverage is otherwise deemed to exist) for such fiscal quarter, and (b) with respect to delivery of a Compliance Certificate for the fourth fiscal quarter in any fiscal year demonstrating Elevated Leverage (or Elevated Leverage is otherwise deemed to exist) for such fiscal quarter, the date that is sixty (60) days following the end of such fourth fiscal quarter,with Incremental Interest accruing retroactively from such date.

“Incremental Interest Termination Date” means (a) with respect to deemed Elevated Leverage, the date such Elevated Leverage is no longer deemed to exist, and (b) for all other purposes, the later to occur of (i) the date on which the Purchasers or holders of the Notes receive a Compliance Certificate for any fiscal quarter in any fiscal year demonstrating that Elevated Leverage no longer exists as of the end of such fiscal quarter and (ii) the date that is ninety (90) days after Incremental Interest has begun to accrue for such fiscal quarter; provided that, upon delivery of a Compliance Certificate for the fourth fiscal quarter in any fiscal year demonstrating Elevated Leverage no longer exists as of the end of such fiscal quarter, Incremental Interest shall retroactively cease to accrue as of the date that is sixty (60) days following the end of such fourth fiscal quarter.

(d) Any accrued Incremental Interest that is due hereunder shall be payable to each holder of a Note on the same dates that any other interest payment thereunder for such periods is due. The Company will provide holders of the Notes calculations demonstrating the amount of Incremental Interest to be paid for each Note in conjunction with the payment thereof.

(e) For avoidance of doubt, no Incremental Interest will be used in calculating any Make- Whole Amount. Furthermore, payment of any Incremental Interest due shall not constitute a waiver of any Default or Event of Default hereunder.”

Section 1.7. Section 10.7 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.7 Consolidated Fixed Charge Coverage Ratio. The Company will not permit the ratio of (a) the sum of Consolidated EBITDA plus Consolidated Lease Expense to (b) the sum of Consolidated Interest Expense less the portion of Consolidated Interest Expense attributable to Non-Recourse Debt less any non-cash interest charges related to the MTA Judgment taken after the fiscal quarter in which the final MTA Judgment is entered by the court plus Consolidated Lease Expense (such ratio, the “Fixed Charge Coverage Ratio”), in each case as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Company, or at any other time, to be less than 2.00 to 1.00, subject to the application of Section 10.9.”

Section 1.8. The following shall be added as a new Section 10.9 of the Note Purchase Agreement:

“Section 10.9. Pro Forma Treatment. Each Asset Disposition of all or substantially all of a line of business, and each Acquisition, by the Company and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Sections 10.6 and 10.7 and for purposes of determining the applicability of Incremental Interest set forth in Section 10.6, be given Pro Forma Effect as of the first day of such Measurement Period.”

Section 1.9. Section 11(i) of the Note Purchase Agreement shall be and is hereby amended by deleting the amount “$25,000,000” and replacing it with the amount “$40,000,000”.

Section 1.10. The definition of “Consolidated Cash Flow” in Schedule A – Defined Term to the Note Purchase Agreement shall be and is hereby deleted in its entirety and all references in the Note Purchase Agreement to “Consolidated Cash Flow” shall be replaced with “Consolidated EBITDA”.

Section 1.11. The definition of “Consolidated Debt” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““Consolidated Debt” means, without duplication, all Debt of the Company and its Subsidiaries on a consolidated basis, excluding (a) inter-company indebtedness between the Company and a Subsidiary or between any two or more Subsidiaries (provided that any such inter-company indebtedness owed by the Company or a Principal Subsidiary to a Principal Subsidiary shall be subordinated to the Notes pursuant to a subordination agreement ), and (b) any Non-Recourse Debt.”

Section 1.12. The definition of “Credit Agreement” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of November 15, 2017 among the Company, certain financial institutions from time to time party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.) (or another affiliate of MUFG Bank, Ltd.), as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof.”

Section 1.13. The definition of “Leverage Ratio” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Consolidated EBITDA for the four fiscal quarters ending on such date.”

Section 1.14. The definition of “MTA Judgment Amount” in Schedule A – Defined Term to the Note Purchase Agreement shall be and is hereby deleted in its entirety.

Section 1.15. The definition of “MTA Judgment” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““MTA Judgment” means the judgment rendered against the Company in the case entitled Los Angeles County Metropolitan Transportation Authority v. Parsons-Dillingham Metro Rail Construction Manager Joint Venture et al., case number BC150298, in the Superior Court of the State of California, County of Los Angeles.”

Section 1.16. The definition of “Non-Recourse Debt” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““Non-Recourse Debt” means either (a) Debt existing on the date of the First Amendment and listed on Schedule D or (b) Debt, including non-recourse property Debt, non-recourse project Debt and non-recourse military family housing Debt incurred after the date of the First Amendment with respect to which:

(i) the lender thereof has no direct or indirect recourse to either (A) the Company or any of its Subsidiaries (other than to any single-purpose Subsidiary whose sole asset is the property securing such Non-Recourse Debt), whether by means of judicial foreclosure or otherwise, or (B) any property of the Company or any of its Subsidiaries other than the property securing such Non-Recourse Debt; and

(ii) neither the Company nor any of its Subsidiaries has any obligations of the type described in subsection (i) of the definition of Debt, including without limitation, reimbursement obligations under the letters of credit relating to such Debt.”

Section 1.17. The definition of “Non-Recourse Investments” in Schedule A – Defined Terms of the Note Purchase Agreement shall be and is hereby amended to read as follows:

““Non-Recourse Investments” means the property owned directly or indirectly by the Company and its Subsidiaries as of the date of the First Amendment and listed on Schedule D hereto and any property acquired by the Company or any of its Subsidiaries after the date of the First Amendment with Non-Recourse Debt and which secures such Non-Recourse Debt.”

Section 1.18. The following shall be added as new definitions in alphabetical order to Schedule A – Defined Terms of the Note Purchase Agreement:

““Acquisition” means, whether through a single transaction or a series of related transactions, (a) the acquisition of (i) a majority of the equity interests in another Person that are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of any such contingency, or (ii) other controlling ownership interests in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such ownership interests at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interests or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interests, or (b) the acquisition of assets of another Person that constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.”

““Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Earnings for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Earnings: (i) Consolidated Interest Expense for such period, (ii) tax expense for federal, state, local and foreign income taxes for such period (net of tax benefit), (iii) depreciation and amortization expense for such period, (iv) other non-recurring non-cash charges, writedowns, expenses, losses or other items reducing such Consolidated Net Earnings for such period, including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, writedown, expense, loss or item to the extent that it represents an accrual or reserve for a cash expenditure for a future period), (v) cost of employee services received in share-based payment transactions (in accordance with FASB ASC 718) that do not represent a cash item in such period or any future period and (vi) Non-Cash ESOP Expenses of the Company and its Subsidiaries, excluding, however, items (i) through (vi) above derived from or attributable to Non-Recourse Investments or Non-Recourse Debt, and minus (b) to the extent included in calculating such Consolidated Net Earnings, all non-cash items increasing Consolidated Net Earnings for such period.”

““Fixed Charge Coverage Ratio” is defined in Section 10.7.”

““First Amendment” means First Amendment to the Note Purchase Agreement dated as of August 10, 2018 by and among the Company and the holders of Notes party thereto.”

““Material Permitted Acquisition” means one or more Permitted Acquisitions whose total purchase consideration (including earnout payments and other deferred payments, and the amount of any Debt assumed or acquired by the Company in connection with such acquisition, but excluding transaction costs and expenses) is $75,000,000 or higher.”

““Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company or, for purposes of determining Pro Forma Compliance, the most recently completed four fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 7.1.”

““Permitted Acquisition” means an Acquisition by the Company or any Subsidiary of property, a line of business or another Person engaged in a line of business substantially the same as the Line of Business (the “target”), which Acquisition has been approved by the board of directors of the target, so long as: (a) no Default or Event of Default exists or would result after giving effect to the completion of such Acquisition; and (b) the Company has demonstrated that, after giving Pro Forma Effect to such Acquisition, the Company and its Subsidiaries are in Pro Forma Compliance.”

““Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default or an Event of Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period, to (a) such transaction and (b) all other transactions that are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.”

““Pro Forma Effect” means, for any Asset Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Sections 10.6 and 10.7, that each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a)

in the case of an actual or proposed Asset Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Asset Disposition shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period;

(b)

in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or Person subject to such Acquisition shall be included in the results of the Company and its Subsidiaries for such Measurement Period;

(c)

interest accrued during the relevant Measurement Period on, and the principal of, any Debt repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period;

(d)

any Debt actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Debt at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Subsidiaries for such Measurement Period; and

(e)

the above pro forma calculations shall be made in good faith by a financial or accounting officer of the Company who is a Responsible Officer and may include, for the avoidance of doubt, the amount of synergies and cost savings projected by the Company from actions taken or expected to be taken during the 12-month period following the date of such transaction, net of the amount of actual benefits theretofor realized during such period from such actions; provided that (i) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Company, (ii) such synergies and cost savings are directly attributable to such transaction, (iii) no amounts shall be added pursuant to this clause (e) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (iv) the aggregate amount of cost savings added pursuant to this clause (e) for any such period shall not exceed 10% of Consolidated EBITDA for such period, calculated without giving effect to any adjustment pursuant to this clause (e).”

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a) this First Amendment has been duly authorized, executed and delivered by the Company and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or the Company’s certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon the Company or (3) any provision of any material indenture, agreement or other instrument to which the Company is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement or any other Material Credit Facility, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing;

(e) except as contemplated pursuant to Section 3.1(e), neither the Company nor any of its Affiliates has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity, in each case, in favor of or for the benefit of any creditor of the Company, any Subsidiary or any Affiliate, in connection with the changes contemplated by or similar in nature to the changes in this First Amendment;

(f) no Subsidiaries or Affiliates of the Company, other than each Subidiary that has executed a Subsidiary Guaranty, are guarantors or are otherwise liable for or in respect of any Indebtedness under any Material Credit Facility or the Notes; and

(g) all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this First Amendment, duly executed by the Company and the Required Holders, shall have been delivered to each holder of Notes;

(b) executed counterparts of the Amended and Restated Intercreditor Agreement, duly executed by the Company, the Administrative Agent (as defined in the Credit Agreement) and the Required Holders, shall have been delivered to each holder of Notes;

(c) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(d) the fees and expenses of Foley & Lardner LLP, counsel to the Noteholders, shall have been paid by the Company, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment;

(e) each holder of Notes shall have received payment of an amendment fee equal to 0.075% of the principal amount of the outstanding Notes held by such holder; and

(f) executed counterparts of a subordination agreement, in form and substance satisfactory to the Required Holders, in favor of the holders of Notes, duly executed by the Company and the subordinated creditors party thereto, shall have been delivered to each holder of Notes.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 4. MISCELLANEOUS.

Section 4.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 4.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4. This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 4.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[SIGNATURE PAGE FOLLOWS]

PARSONS CORPORATION

By:	/s/ Shelley Green
Name: Shelley Green
Title Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT]

Accepted and Agreed to on the date first written above:

AMERICAN GENERAL LIFE INSURANCE COMPANY

THE VARIABLE ANNUITY LIFE INSURANCE COMP ANY

THE UNITED STATES LIFE INSURANCE COMP ANY IN THE CITY OF NEW YORK

AMERICAN HOME ASSURANCE COMPANY

By:	AIG Asset Management (U.S.), LLC, as investment adviser

By:	/s/ David C. Patch
Name: David C. Patch
Title Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT]

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager

By:	/s/ Charles J. Dudley
Name: Charles J. Dudley
Title Managing Director

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MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Justin P. Kavin
Name: Justin P. Kavin
Title Senior Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Justin P. Kavin
Name: Justin P. Kavin
Title Senior Vice President

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WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

By:	/s/ Daniel R. Larsen
Name: Daniel R. Larsen
Title Vice President

By:	/s/ Kevin L. Howard
Name: Kevin L. Howard
Title Vice President

INTEGRITY LIFE INSURANCE COMPANY SEPARATE ACCOUNT GPO

By:	/s/ Daniel R. Larsen
Name: Daniel R. Larsen
Title Vice President

By:	/s/ Kevin L. Howard
Name: Kevin L. Howard
Title Senior Vice President

NATIONAL INTEGRITY LIFE INSURANCE COMPANY
SEPARATE ACCOUNT GPO

By:	/s/ Daniel R. Larsen
Name: Daniel R. Larsen
Title Vice President

By:	/s/ Kevin L. Howard
Name: Kevin L. Howard
Title Senior Vice President

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THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Edward Brennan
Name: Edward Brennan
Title Senior Director

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Edward Brennan
Name: Edward Brennan
Title Senior Director

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GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Stuart Shepetin
Name: Stuart Shepetin
Title: Investment Officer

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RGA REINSURANCE COMPANY

By:	/s/ Amy Gibson
Name: Amy Gibson
Title: Vice President

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SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ David Divine
Name: David Divine
its: Senior Portfolio Manager

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ASSURITY LIFE INSURANCE COMPANY

By:	/s/ Victor Weber
Name: Victor Weber
Title: Senior Director – Investments

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